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                                                                      EXHIBIT 23

                          Independent Auditors' Consent

The Board of Directors
Crown Castle International Corp.:

We consent to incorporation by reference in the registration statement (No. 333-67379) on Form S-8, the registration statement (No. 333-94821) on Form S-3, the registration statement (No. 333-41106) on Form S-3, and the registration statement (No. 333-101008) on Form S-8 of Crown Castle International Corp. of our reports dated February 26, 2003, relating to the consolidated balance sheets of Crown Castle International Corp. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive loss, cash flows, and stockholders' equity for each of the years in the three-year period ended December 31, 2002, and all related schedules, which reports appear in the December 31, 2002, annual report on Form 10-K of Crown Castle International Corp. The audit report covering the December 31, 2002 financial statements refers to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" on January 1, 2002, and a change in the method of accounting for derivative instruments and hedging activities in 2001.

KPMG LLP

Houston, Texas
March 25, 2003